Exhibit 5.1

[Letterhead of Harter, Secrest & Emery LLP]

January 23, 2003

Health Management Associates, Inc.
5811 Pelican Bay Boulevard, Suite 500
Naples, Florida 34108-2710

Ladies and Gentlemen:

We have acted as counsel to Health Management Associates, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-3 (such Registration Statement, as it may be amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 56,829 shares of the Company’s class A common stock, $0.01 par value (the “Shares”).

We have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. Our opinions set forth below are limited to the General Corporation Law of the State of Delaware.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based on the foregoing, we advise you that in our opinion the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

The opinions expressed herein are solely for your benefit, and may be relied upon only by you.

Very truly yours,

/s/    Harter, Secrest & Emery LLP